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                                                                    EXHIBIT 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                          YEARS ENDED DECEMBER 31,
                                                                           ----------------------------------------------------
MILLIONS OF DOLLARS                                                          2002       2001       2000       1999       1998
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
Earnings from continuing operations                                        $    330   $    599   $    723   $    113   $     93
Provision for income taxes                                                      280        452        497        121        168
Minority interests                                                                6         41         16         16          7
Distributions (less than) greater than earnings from equity investments           6         69        (57)        (4)        (2)
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      Earnings subtotal  (a)                                                    622      1,161      1,179        246        266

Fixed charges included in earnings:
   Interest expense                                                             179        192        210        199        177
   Distribution on convertible preferred securities                              33         33         33         33         33
   Interest portion of rentals  (b)                                              23         19         20         22         20
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      Fixed charges subtotal                                                    235        244        263        254        230

Earnings from continuing operations
 available before fixed charges                                            $    857   $  1,405   $  1,442   $    500   $    496
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Fixed charges:
   Fixed charges included in earnings                                           235        244        263        254        230
   Capitalized interest                                                          46         27         13         16         26
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      Total fixed charges                                                  $    281   $    271   $    276   $    270   $    256
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Ratio of earnings from continuing operations
 to fixed charges                                                               3.0        5.2        5.2        1.9        1.9
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(a) Includes pre-tax impairment of :                                             47        137         66         23        102

The ratio of earnings, excluding impairment, to fixed charges would be:         3.2        5.7        5.5        1.9        2.3

(b) Calculated as one-third of operating rental expense.
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